Exhibit (i)


March 8, 2000



Gabelli International Growth Fund, Inc.
One Corporate Center
Rye, New York  10580-1434

Ladies and Gentlemen:

We have acted as counsel to Gabelli International Growth Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the issuance of its Class AAA Series Shares, Class A Series Shares, Class B Series Shares and Class C Series Shares, par value $.001 per share (each a "Class" and, collectively the "Shares").

We have examined copies of the Articles of Incorporation, as amended and supplemented to date (the "Charter"), and By-Laws of the Fund, the Fund's Prospectus and Statement of Additional Information (the "Statement of Additional Information") included in Amendment No. 8 to its Registration Statement on Form N-1A, Securities Act File No. 33-79994 and Investment Company Act File No. 811-08560 (the "Registration Statement"), all resolutions adopted by the Fund's Board of Directors (the "Board") at its meeting held on December 7, 1998 and February 17, 1999, and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the above material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that:

         1.       The  Fund  is  duly  organized  and  validly   existing  as  a
                  corporation in good standing under the laws of the State of Maryland.

         2. The Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the respective number of Shares of each Class authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters involving the application of the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard, LLP.


Very truly yours,

WILLKIE FARR & GALLAGHER


Willkie Farr & Gallagher